                                                                   Exhibit 10.35
                          SUMMIT MEDICAL SYSTEMS INC.
                      NONSTATUTORY STOCK OPTION AGREEMENT

          This Nonstatutory Stock Option Agreement is made this 31st day of December 1996 (the "Effective Date"), by and between Summit Medical Systems, Inc. (the "Company") and Robert M. Califf, M.D. (the "Consultant").

          WHEREAS, the Company and Consultant desire to enter into an Consulting Agreement of even date herewith (the "Consulting Agreement") pursuant to which Consultant would provide certain consulting services to the Company; and

          WHEREAS, an option to purchase shares of the Company's common stock is an essential inducement for Consultant to enter into the Consulting Agreement.

          NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.   Grant of Option.  The Company hereby grants to Consultant an option (the
     ---------------
"Option") to purchase up to an aggregate amount of 150,000 shares of the Company's Common Stock on the terms and conditions set forth herein.

2.   Exercise.  (a) Consultant may exercise this Option for up to 112,500 shares
     --------
of the Company's Common Stock in cumulative installments, each exercisable in whole or in part, from the date first exercisable up to the Expiration Date, as follows:

                                           Number of shares as to
          Date First Exercisable           which Option is exercisable
          ----------------------           ---------------------------
          Effective Date                               16,875
          December 31, 1997                            31,875
          December 31, 1998                            31,875
          December 31, 1999                            31,875

(b) Consultant may exercise this Option for up to 37,500 additional shares of the Company's Common Stock as follows:

     In the event that (i) prior to the fifth anniversary of the Effective Date, the Company shall have entered into On-line Outcomes Registry Agreements (as hereinafter defined) which have in the aggregate Contract Values (as hereinafter defined) of at least $40 million, and (ii) as of the date, if any, on which clause (i) is satisfied, the average of the last reported sale prices of the Company's common stock on the Nasdaq National Market during the period of the thirty (30) most recent trading days, ending on the date on which clause (i) is satisfied, is less than $28.00 per share, this Option may be exercised by Consultant, in whole or in part, as to 18,750 shares of the Company's Common Stock. Notwithstanding the foregoing, in the event that, prior to the fifth anniversary of the Effective Date, the Company shall have entered into On-line Outcomes Registry Agreements which have in the aggregate Contract Values of at least $75 million, this Option may be exercised, in whole or in part, as to 37,500 shares of the Company's Common Stock. "On-line Outcomes Registry Agreements" shall mean any written agreement, understanding or arrangement pursuant to which the Company will develop, maintain, manage, operate, or otherwise provide services related to, a central registry or database (a "registry") that collects clinical medical data from participants in the registry or database, primarily using On-line Technologies (as hereinafter defined) to receive data into the registry, to process queries to the registry, and to deliver reports and responses to the participants in the registry. "On-line Technologies" shall mean software products and related services that require a participant in the registry to access an off-site central processing unit or server maintained by the Company or a third party in order to input, aggregate, access and/or process the participant's clinical medical data and other data from, or reports based on, the clinical medical data in the registry. "Contract Value", as to any On-line Outcomes Registry Agreement, shall be determined in accordance with Exhibit A hereto. The Company agrees that within twenty (20) business days of the execution and delivery of each On-line Outcomes Registry Agreement, the Company will determine in good faith the Contract Value of such On-line Outcomes Registry Agreement in accordance with the provisions of Exhibit A and will give written notice to Consultant, which notice shall state the Contract Value for such On-line Outcomes Registry Agreement as determined by the Company and the aggregate Contract Values for all On-line Outcomes Registry Agreements as of the date of such notice. The calculation of Contract Value set forth in this notice shall be certified by Donald Fortin, M.D. as Chief Scientific Officer of the Company. If Consultant objects to the determination of Contract Value within thirty (30) business days following the date of the notice, the Company and Consultant shall negotiate in good faith for a period of thirty (30) business days to settle any dispute regarding the Contract Value. If such dispute has not been settled within such thirty (30) business day period, the dispute shall be settled in accordance with the arbitration provision of Section 11 below.

3.   Purchase Price.  The purchase price of the stock shall be $7.50 per share
     --------------
(subject to adjustment as noted below).

4.   Nonstatutory Option.  The Option is not intended to be an incentive stock
     -------------------
option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

5.   Period of Exercise.  The Option will expire on the date (the "Expiration
     ------------------
Date") ten (10) years from the Effective Date. The Option may be exercised only while the Consulting Agreement is in effect between the Company and Consultant, or alternatively as provided in Section 7, which deals with termination of the Consulting Agreement; provided, however, that the Option shall not be exercisable after the Expiration Date.

6.   Transferability. This Option is not transferable except by will or the laws
     ---------------
of descent and distribution, or with the prior written consent of the Company.

7.   Termination of Consulting Agreement.  The holder hereof shall have the
     -----------------------------------
right to exercise the Option only to the extent of the full number of shares of the Company's Common Stock the Consultant was entitled to purchase under the Option on the effective date of termination of the Consulting Agreement; provided, however, that if the Consulting Agreement terminates for any reason other than Consultant's material breach thereof, or Consultant's voluntary termination thereof other than as a result of Company's uncured material breach, the Option shall be exercisable as to all 150,000 shares of the Company's Common Stock immediately upon the effective date of such termination, notwithstanding
Section 2 above. In the event of termination of the Consulting Agreement for any and all reasons, the Option may be exercised by the holder hereof until the Expiration Date, subject to the extent provided in this Section 7.

8.   Service.  This Agreement shall in no way restrict the right of the Company
     -------
or Consultant to terminate the Consulting Agreement in accordance with its terms.

9.   Method of Exercise.  The Option may be exercised, subject to the terms and
     ------------------
conditions of this Agreement, by written notice to the Company. The notice shall be in the form attached to this Agreement and will be accompanied by payment by check (bank check, certified check or personal check) or by delivery to the Company for cancellation shares of Common Stock having a Market Price (defined in Section 13(f) below) equal to the full purchase price of the shares to be issued on the date the notice of exercise is received by the Company, and in the event of an exercise by an executor or administrator or other person authorized under Section 6 hereof appropriate proof of the right of such person to exercise the Option. The Company will issue and deliver certificates representing the number of shares purchased under the Option, registered in the name of the holder hereof as soon as practicable after receipt of the notice.

10.  Withholding.  In any case where withholding is required under federal,
     -----------
state or local law in connection with any exercise by the Consultant hereunder, Consultant may elect to (i) authorize the Company to withhold appropriate amounts from amounts payable to the Consultant, (ii) remit to the Company an amount equal to such appropriate withholding, or (iii) have the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of such option having a Market Price equal to the amount of such appropriate withholding.

11.  Arbitration.  Any dispute, claim or controversy arising out of or in
     -----------
connection with this Agreement or this Option which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any such arbitration shall be conducted by three (3) arbitrators appointed by mutual agreement of the parties or, failing such agreement, in accordance with such AAA Rules. At least one (1) arbitrator shall be an experienced computer software professional, and at least one (1) arbitrator shall be an experienced business attorney with background in the licensing and distribution of computer software. Any such arbitration shall be conducted in Durham, North Carolina. An arbitral award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

     (a) Each party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (i) exchange of witness lists, (ii) depositions under oath of named witnesses at a mutually convenient location, (iii) written interrogatories, and (iv) document requests.

     (b) Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award.

     (c) The arbitrators may not award or assess punitive damages against either party.

     (d) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable cots, expenses and fees to the prevailing party.

12.  Registration.  Company shall use commercially reasonable efforts to
     ------------
register the shares of Common Stock that Consultant obtains pursuant to an exercise of the Option on a registration statement on Form S-8 (or any successor form) and the Company shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any portion of the Option remains exercisable by Consultant hereunder.

13.  Anti-Dilution Adjustments.  The above provisions are, however, subject to
     -------------------------
the following:

          (a) The purchase price set forth in Section 3 above shall, from and after the date of issuance of this Option, be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the purchase price, the holder hereof shall thereafter be entitled to purchase, at the purchase price resulting from such adjustment, the number of shares obtained by multiplying the purchase price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the purchase price resulting from such adjustment.

          (b) In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, including any dividend declared to effect a subdivision of the outstanding shares of Common Stock, the purchase price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the purchase price in effect immediately prior to such combination shall be proportionately increased.

          (c) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Option and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder hereof to the end that the provisions hereof (including without limitation provisions for adjustments of the purchase price and of the number of shares purchasable upon the exercise of this Option) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase.

          (d) Upon any adjustment of the purchase price, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holder of this Option at the address of such holder as shown on the books of the Company, which notice shall state the purchase price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Option, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          (e)  If any event occurs as to which the other provisions of this
     Section 13 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the holder of this Option or of Common Stock in accordance with the essential intent and principles of such provisions, then this Option shall be adjusted in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid.

          (f) No fractional shares of Common Stock shall be issued upon the exercise of this Option, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment (which may be effected as a reduction of the amount to be paid by the holder hereof upon such exercise) in respect of such fraction in an amount equal to the same fraction of the Market Price per share of Common Stock on the date of the written notice of exercise required by Section 9 above. "Market Price" for purposes of this Section 13(f), Sections 9 and 10 hereof, and for the purpose of determining the option purchase price shall mean, if the Common Stock is traded on a securities exchange or on the Nasdaq National Market, the closing price of the Common Stock on such exchange or the Nasdaq National Market, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 5 consecutive business days prior to the date as of which "Market Price" is being determined. If at any time the Common Stock is not traded on an exchange or the Nasdaq National Market, or otherwise traded in the over-the-counter market, the "Market Price" shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or
     (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within 15 days of the date as of which the determination is to be made.

     14.  Common Stock.  As used herein, the term "Common Stock" shall mean
          ------------
and include the Company's presently authorized Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares purchasable pursuant to this Option shall include shares designated as Common Stock of the Company on the date of original issue of this Option or, in the case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 13(c) above.

     15.  No Voting Rights.  This Option shall not entitle the holder hereof to
          ----------------
any voting rights or other rights as a shareholder of the Company.

     16.  Optional Conversion.
          -------------------

          (a) In addition to and without limiting the rights of the holder of this Option under the terms of this Option, such holder shall have the right (the "Conversion Right") to convert this Option or any portion thereof into shares of Common Stock as provided in this Section 16 at any time from and after the Effective Date and to and including the Expiration Date, subject to the restrictions set forth in Section 5. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Option (the "Converted Option Shares"), the Company shall deliver to the holder of this Option, without payment by the holder of any exercise price or any cash or other consideration, that number of shares of Common Stock equal to the quotient obtained by dividing the Net Value (as hereinafter defined) of the Converted Option Shares by the Market Price of a single share of Common Stock, determined in each case as of the close of business on the Conversion Date (as hereinafter defined). The "Net Value" of the Converted Option Shares shall be determined by subtracting the aggregate option purchase price of the Converted Option Shares from the Market Price of the Converted Option Shares. Notwithstanding anything in this Section 16 to the contrary, the Conversion Right cannot be exercised with respect to a number of Converted Option Shares having a Net Value below $100. No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder of this Option an amount in cash equal to the fair market value of the resulting fractional share.

          (b) The Conversion Right may be exercised by the holder of this Option by the surrender of this Option at the principal office of the Company together with a written statement specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Option which are being surrendered (referred to in paragraph (a) above as the Converted Option Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Option together with the aforesaid written statement, or on such later date as is specified therein (the "Conversion Date"), but not later than the Expiration Date. Certificates for the shares of Common Stock issuable upon exercise of the Conversion Right, together with a check in payment of any fractional share and, in the case of a partial exercise, a new option evidencing the shares remaining subject to this Option, shall be issued as of the Conversion Date and shall be delivered to the holder of this Option within 7 days following the Conversion Date.

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

     17.  Governing Law.  All questions concerning this Option will be governed
          -------------
and interpreted and enforced in accordance with the internal law of the State of Minnesota without regard for principles of conflict of law.


ACCEPTED:                           SUMMIT MEDICAL SYSTEMS, INC.

                                    By_____________________________
______________________________
Robert M. Califf, M.D.
                                    Its____________________________

                                   EXHIBIT A


                                CONTRACT VALUE

          The Contract Value of each On-line Outcomes Registry Agreement shall be determined in accordance with the following procedures. The Contract Value of each On-line Outcomes Registry Agreement shall equal the sum of (a) the Fixed Fees (as hereinafter defined) and (b) the Variable Fees (as hereinafter defined). "Fixed Fees" shall mean the sum of all sponsorship fees, periodic site license fees or other fixed fees to be paid to the Company during the term of the On-line Outcomes Registry Agreement for which a cash payment of an amount certain is specified in such agreement. "Variable Fees" shall mean the product of the Estimated Fees (as hereinafter defined) multiplied by .75. "Estimated Fees" shall mean the sum of all usage, encounter, inquiry, training, service and other variable fees, based on usage of the registry and related services by participants, to be paid to the Company during the term of the On-line Outcomes Registry Agreement. The Company shall estimate the Estimated Fees in good faith as of the date the On-line Outcomes Registry Agreement is executed and delivered. The Company represents, warrants and covenants that it will have a reasonable basis for its estimate of Estimated Fees and that such estimate will be prepared on a basis consistent with the internal projections of the Company. The estimate of Estimated Fees will be prepared using the pricing terms as set forth in the On-line Outcomes Registry Agreement, including, without limitation, estimates of any volume discounts, based on the usage estimates made in accordance with the following sentence. The Company shall prepare in good faith an estimate of the usage of the registry and related services by participants over the term of the On-line Outcomes Registry Agreement. By way of example only, an estimate of the Estimated Fees for a stent registry would include (i) an estimate of the number of cardiac catheter laboratories ("cath labs") to be covered by the agreement, (ii) an estimate of the size distribution of such cath labs, (iii) an estimate of usage of the registry and related services by each cath lab based on its size, and (iv) an estimate of any volume discounts based on the foregoing. The foregoing procedure shall be applied in a manner similar to the illustration attached hereto as Exhibit B, subject to the specific terms and conditions of the applicable On-Line Outcomes Registry Agreement; provided, that in Exhibit B the calculation of Contract Value illustrated therein shall not include the Net Present Value discount shown, but, rather, shall include the multiplication of such Estimated Fees by the factor of .75.

                         SUMMIT MEDICAL SYSTEMS, INC.
                         ----------------------------

                      NOTICE OF EXERCISE OF STOCK OPTION
                      ----------------------------------


To:  Board of Directors
     SUMMIT MEDICAL SYSTEMS, INC.

     I hereby exercise my Option dated __________ to purchase _____ shares of

$.01 par value common stock of the Company at the option exercise price of

$__________ per share.  Enclosed is a certified or cashier's check in the total amount of $__________, or payment in such other form as the Company has specified.

     I request that my shares be issued in my name as follows:

     _____________________________________________________________________
               (Print your name in the form in which you wish to
                          have the shares registered)
     _____________________________________________________________________
                            (Social Security Number)
     _____________________________________________________________________
                              (Street and Number)
     _____________________________________________________________________
          (City)                                          (State)  (Zip Code)

     Dated:  __________, 19__.

                                    Signature:____________________________

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